EXHIBIT 4.2

DUANE READE INC. and

DUANE READE, as Co-Obligors

and

U.S. BANK NATIONAL ASSOCIATION, as Trustee

______________________________

SUPPLEMENTAL INDENTURE

Dated as of July 31, 2009

to

Indenture

Dated as of July 30, 2004

______________________________

$195,000,000

9.75% Senior Subordinated Notes due 2011

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 31, 2009, among Duane Reade Inc., a Delaware corporation (the “Company”), Duane Reade, a New York general partnership (“Duane Reade GP,” and together with the Company, the “Co-Obligors”), Duane Reade Holdings, Inc., a Delaware corporation (“Holdings”) and the Company’s subsidiaries named in the signature pages hereto (“Subsidiary Guarantors,” and together with Holdings, the “Guarantors”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the Trustee”).

WHEREAS, the Co-Obligors, the Guarantors and the Trustee are parties to an Indenture, dated as of July 30, 2004, as supplemented on July 30, 2004 (as so supplemented, the “Indenture”), providing for the issuance of 9.75% Senior Subordinated Notes due 2011 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, the Co-Obligors, the Guarantors, any other obligor under the Notes and the Trustee may amend or supplement the Indenture or the Notes with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) (the “Requisite Consents”);

WHEREAS, the Co-Obligors distributed an Offer to Purchase and Solicitation of Consents, dated as of July 8, 2009, as amended and restated on July 24, 2009 (the “Offer to Purchase”), in order to, among other things make an offer to purchase for cash (the “Offer”) up to $146,250,000 aggregate principal amount of the outstanding Notes upon the terms and subject to the conditions described in the Offer to Purchase and to solicit consents (the “Consents”) from the Holders to certain amendments to the Indenture and the Notes (the “Amendments”);

WHEREAS, Holders of the aggregate principal amount of the Notes outstanding constituting Requisite Consents have validly given and not validly withdrawn their Consents to the Amendments; and

WHEREAS, the execution of this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture, the Co-Obligors have delivered to the Trustee resolutions of their Boards of Directors authorizing the execution of this Supplemental Indenture together with an Officers’ Certificate and an Opinion of Counsel with respect to such authorization, and all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Co-Obligors, the Guarantors and the Trustee, the legal, valid and binding agreement of the Co-Obligors and the Guarantors, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Co-Obligors, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.         Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.         Effect. This Supplemental Indenture shall become effective upon its execution by the parties hereto. Notwithstanding the foregoing, the amendments set forth in Sections 3 and 4 below shall not become operative until the time the Co-Obligors accept for payment the Notes tendered in the Offer, the tender of which represents the principal amount of the Notes outstanding at least equal to the Requisite Consents, and any Subordinated Notes Tender Consideration and any Subordinated Notes Consent Payments (as defined in the Offer to Purchase) are paid for in accordance with the Offer to Purchase.

3.	Amendments.
(a)

The text of Sections 4.03 (Reports), 4.04 (Compliance Certificate), 4.05 (Taxes), 4.07 (Incurrence of Indebtedness and Issuance of Disqualified Stock), 4.08 (Restricted Payments), 4.09 (Transactions with Affiliates), 4.10 (Liens), 4.11 (Asset Sales), 4.12 (Issuances of Guarantees by New Restricted Subsidiaries), 4.13 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), 4.14 (Limitation on Layering Debt) and 4.18 (Offer to Repurchase upon a Change of Control) of the Indenture is hereby deleted in its entirety, and these Sections shall be of no further force and effect and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text.

(b)	Section 4.15 (Unrestricted Subsidiaries) is hereby amended and restated in its entirety to read as follows:

“Section 4.15. Unrestricted Subsidiaries. The Company, at any time and from time to time after the Issue Date, may designate any Subsidiary as an “Unrestricted Subsidiary” under this Indenture by a Board Resolution.”

(c)	Section 5.01 (Consolidation, Merger or Sale of Assets) is hereby amended as follows:
(i)	by deleting the text of subparagraphs (2) and (3) of Section 5.01(a) and inserting the words “[INTENTIONALLY DELETED]” in place of the deleted text.
(ii)	by deleting the text of subparagraph (2) of Section 5.01(b) and inserting the words “[INTENTIONALLY DELETED]” in place of the deleted text.
(d)

Section 6.01 (Events of Default) is hereby amended by deleting the text of subparagraphs (3), (4), (6), (7) and (8) of Section 6.01 and inserting the words “[INTENTIONALLY DELETED]” in place of the deleted text.

(e)

Section 8.04 (Conditions to Legal Defeasance or Covenant Defeasance) is hereby amended by deleting the text of subparagraphs (b) and (c) of Section 8.04 and inserting the words “[INTENTIONALLY DELETED]” in place of the deleted text.

(f)

Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to this Section 3, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all references in the Indenture and the Notes to subparagraphs,

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paragraphs, Sections, Articles or other terms or provisions of the Indenture referred to in this Section 3 or that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

4.         Approval of Certain Transactions. Notwithstanding anything to the contrary, any and all of the transactions contemplated by the Offer, the FRN Offer (as defined in the Offer to Purchase), the New Notes Offering (as defined in the Offer to Purchase) and the Equity Investment (as defined in the Offer to Purchase) shall be permitted under the Indenture.

5.         Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof that would indicate the applicability of the laws of any other jurisdiction.

6.         Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.         Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

8.         Effect on Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Except as expressly set forth herein, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including with respect to this Supplemental Indenture.

9.         Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that may not be so limited, qualified or conflicted with, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

10.       Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.       Benefits of Supplemental Indenture, etc. Nothing in this Supplemental Indenture, the Indenture or the Notes, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

12.       Successors and Assigns. All agreements of the Co-Obligors and the Guarantors in this Supplemental Indenture and the Notes shall bind their respective successors.

13.       The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Co-Obligors and the Guarantors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

DUANE READE INC., a Delaware corporation
By:	/s/ John Henry
Name: John Henry Title: Senior Vice President

DUANE READE, a New York general partnership
By:	Duane Reade Inc., as General Partner
By:	/s/ John Henry
Name: John Henry Title: Senior Vice President

By:	DRI I Inc., as General Partner
By:	/s/ John Henry
Name: John Henry Title: Treasurer

DRI I INC., a Delaware corporation
By:	/s/ John Henry
Name: John Henry Title: Treasurer

DUANE READE INTERNATIONAL, LLC, a Delaware limited liability company
By:	/s/ Joseph Magnacca
Name: Joseph Magnacca Title: Manager

DUANE READE REALTY INC., a Delaware corporation
By:	/s/ John Henry
Name: John Henry Title: Treasurer

DUANE READE HOLDINGS, INC., a Delaware corporation
By:	/s/ John Henry
Name: John Henry Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Susan C. Merker
Authorized Signatory